Exhibit 99.1

Caesars Entertainment, Inc. Appoints
Rodney Williams to Board of Directors

LAS VEGAS and RENO, Nev. (July 1, 2024) – Caesars Entertainment, Inc. (NASDAQ: CZR) today announced the appointment of Rodney Williams to its Board of Directors, effective July 1, 2024, subject to required regulatory approvals and pending licensure. With a unique perspective derived from a track record of luxury brand-building, strategic and digital marketing, and corporate leadership, Williams will bring a distinct and innovative vision to the Caesars Entertainment Board of Directors.

“Rodney is an important addition to the Caesars Entertainment leadership team,” said Gary Carano, Executive Chairman of the Board, Caesars Entertainment. “Rodney’s career leading some of the world’s best-known beverage brands gives him unmatched perspective in the hospitality industry. His exceptional track record in luxury and premium brand building during his time with Diageo and LVMH and his continued commitment to the food and beverage industry through his service as a trustee and executive committee member of the James Beard Foundation will give us added insights into the continuing confluence of entertainment with the culinary arts as we shepherd Caesars Entertainment into the future.”

Williams recently stepped down as President of the Diageo Beer Company and President of Diageo Canada, leaving a legacy of success. In that role, he oversaw new momentum for Guinness beer, with the brand becoming the fastest-growing on-premise brand in the United States in 2023 and strong growth for Guinness 0, which made great strides in the US and became the top-selling non-alcoholic beer in Canada.  His leadership also delivered unprecedented growth on Don Julio Tequila and Johnnie Walker Scotch in Canada, as well as a powerful national partnership with Bailey’s liqueur and the iconic Tim Horton’s chain.

Prior to joining Diageo in 2022, Williams spent 11 years at Moet Hennessy, the wine and spirits division of LVMH Moet Hennessy Louis Vuitton.  His last role there was as Maison (or global) President of Belvedere Vodka – the first American to become a Maison president at Moet Hennessy.  Previously, Williams served as Chief Marketing Officer for the entire US brand portfolio, ranging from Don Perignon and Krug Champagnes to Glenmorangie Scotch, and before that as SVP for Hennessy US.  Under his leadership, the Hennessy business quadrupled in topline sales and operating profit over a five-year period.

Before joining LVMH, Williams served as SVP of Lifestyle Brands for Jackson Family Wines, where his team delivered the largest new product launch in the company’s history, Kendall Jackson Avant wines. Previously, Williams had been SVP for Lifestyle Wines at Robert Mondavi before and after its acquisition by Constellation Brands. Before joining the wine industry, Williams began his career in brand management at Procter & Gamble, Johnson & Johnson and General Motors.

“I’m pleased to have Rodney Williams join our Board of Directors,” said Tom Reeg, CEO of Caesars Entertainment. “Rodney brings a different perspective to hospitality, having experienced it from the upper echelon of luxury beverage brands. His experience in innovation, digital and experiential marketing, and implementing optimization makes him a good strategic fit for our Board of Directors. I look forward to working with him to continue to drive results for our guests, Team Members, and shareholders.”

In addition to being a trustee of the James Beard Foundation, Williams serves on the Executive Leadership Council, is a director of the National Board of Review of Motion Pictures, and was a 2024 juror for the Cannes Lions marketing awards.  He was recently named to the 2024 “Most Influential Black Corporate Leaders” list by Savoy magazine. He also advises three startups: Zitti, Qonsent, and CKBG.

Williams has an MBA in finance and marketing from the Kellogg School, Northwestern University, and a bachelor’s degree in political science from Amherst College.

With the addition of Williams, Caesars Entertainment’s Board of Directors will grow to 11 members.

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About Caesars Entertainment, Inc.
Caesars Entertainment, Inc. (NASDAQ: CZR) is the largest casino-entertainment company in the US and one of the world’s most diversified casino-entertainment providers. Since its beginning in Reno, NV, in 1937, Caesars Entertainment, Inc. has grown through development of new resorts, expansions and acquisitions. Caesars Entertainment, Inc.’s resorts operate primarily under the Caesars®, Harrah’s®, Horseshoe®, and Eldorado® brand names. Caesars Entertainment, Inc. offers diversified gaming, entertainment and hospitality amenities, one-of-a-kind destinations, and a full suite of mobile and online gaming and sports betting experiences. All tied to its industry-leading Caesars Rewards loyalty program, the company focuses on building value with its guests through a unique combination of impeccable service, operational excellence and technology leadership. Caesars is committed to its employees, suppliers, communities and the environment through its PEOPLE PLANET PLAY framework. Know When To Stop Before You Start®. Gambling Problem? Call 1-800-522-4700. For more information, please visit. www.caesars.com/corporate.